Exhibit 99.1

Fresh Del Monte Produce Announces First Quarter 2011 Financial Results

CORAL GABLES, Fla.--(BUSINESS WIRE)--May 3, 2011--Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended April 1, 2011. The Company reported earnings per diluted share of $0.93 in the first quarter of 2011, compared with earnings per diluted share of $0.57 in the first quarter of 2010. Excluding asset impairment and other charges, the Company reported earnings per diluted share of $0.96 for the first quarter of 2011 compared with earnings per diluted share of $0.61 in the first quarter of 2010. Asset impairment and other charges for the quarter totaled $1.9 million, or $0.03 per diluted share, primarily the result of termination costs associated with the Company’s previously announced decision to close under-performing banana plantations in the Philippines. Asset impairment and other charges, including other charges above gross profit, totaled $2.0 million, or $0.04 per diluted share, for the first quarter of 2010.

“I am pleased with our solid performance in the first quarter of 2011, which demonstrates our management’s ability to successfully navigate our business in today’s ever changing marketplace,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. “We experienced increased global demand for Del Monte® bananas during the quarter, and we worked hard to fill the demand during a period when adverse weather conditions tightened industry-wide production. At the same time, we continue to keep our Company’s financials strong and operating structure lean in order to be ready to capitalize on new product and market opportunities.”

Net sales for the first quarter of 2011 increased 3% to $974.0 million, compared with $943.1 million in the prior year’s first quarter. The increase in overall net sales was the result of higher sales in the Company’s banana and prepared food business segments. The improved performance was partially offset by lower net sales in the Company’s other fresh produce business segment.

Gross profit for the quarter increased 24% to $122.8 million, compared with gross profit, excluding other charges, of $98.8 million in the first quarter of 2010. The increase in gross profit for the quarter was primarily driven by higher selling prices in the Company’s banana business segment, along with higher sales volume and improved pricing in its prepared food business segment. The increase in gross profit was partially offset by lower selling prices in the Company’s other fresh produce business segment.

Operating income for the quarter increased 36% to $74.9 million, compared with operating income of $55.1 million in the prior year’s first quarter. The improvement in operating income was attributable to the increase in gross profit, partially offset by higher selling, general and administrative expenses.

Net income for the quarter increased 52% to $55.2 million, compared with net income of $36.2 million in the first quarter of 2010. The increase in net income was the result of higher operating income, along with lower foreign exchange losses, partially offset by a higher provision for income taxes.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

		Quarter ended

	Income Statement:	April 1,	April 2,
		2011	2010
	Net sales	$974.0	$943.1
	Cost of products sold	851.2	844.3
	Other charges (1)	-	1.0
	Gross profit	122.8	97.8

	Selling, general and administrative expenses	46.1	42.0
	Gain on sales of property, plant and equipment	0.1	0.3
	Asset impairment and other charges (2)	1.9	1.0
	Operating income	74.9	55.1

	Interest expense, net	2.0	3.2
	Other expense, net	3.0	9.0

	Income before income taxes	69.9	42.9

	Provision for income taxes	13.9	6.0
	Net income	$56.0	$36.9

	Less: Net income attributable to noncontrolling interests	0.8	0.7
	Net income attributable to Fresh Del Monte Produce Inc.	$55.2	$36.2

	Net income per ordinary share attributable to
	Fresh Del Monte Produce Inc. - Basic	$0.94	$0.57

	Net income per ordinary share attributable to
	Fresh Del Monte Produce Inc. - Diluted	$0.93	$0.57

	Dividends declared per ordinary share	$0.05	$-

	Weighted average number of ordinary shares:
	Basic	58,843,527	63,574,186
	Diluted	59,270,570	63,719,065

	Selected Income Statement Data:
	Depreciation and amortization	$18.9	$19.9

	Non-GAAP Measures:
	Reported net income per share - Diluted	$0.93	$0.57
	Other charges (1)	-	0.02
	Asset impairment and other charges (2)	0.03	0.02
	Adjusted net income per share - Diluted (3)	$0.96	$0.61

	Reported gross profit	$122.8	$97.8
	Other charges (1)	-	1.0
	Adjusted gross profit (3)	$122.8	$98.8

(1)	Other charges recorded during the first quarter of 2010 related primarily to the write-off of inventory as a result of damage caused by the February 2010 earthquake in Chile.

(2)	Asset impairment and other charges recorded during the first quarter of 2011 related primarily to contract termination costs and termination benefits as a result of our decision to abandon an isolated area of our banana operation in the Philippines due to crop disease. Asset impairment and other charges recorded during the first quarter of 2010 related to damages caused by the February 2010 earthquake in Chile.

(3)	Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 1, 2011				April 2, 2010
Segment Data:	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$427.6	44%	$51.5	42%	$402.7	43%	$18.4	19%
Other Fresh Produce (1)	$452.5	46%	55.1	45%	457.4	48%	66.6	68%
Prepared Food	$93.9	10%	16.2	13%	83.0	9%	12.8	13%
Total	$974.0	100%	$122.8	100%	$943.1	100%	$97.8	100%

	Quarter ended
	April 1,		April 2,
Net Sales by Geographic Region:	2011		2010

North America	$516.7	53%	$499.0	53%
Europe	234.1	24%	243.2	26%
Asia	109.2	11%	93.0	10%
Middle East	94.7	10%	86.3	9%
Other	19.3	2%	21.6	2%
Total	$974.0	100%	$943.1	100%

(1) As a result of our decision to exit grain operations during 2010 and the elimination of third-party ocean freight services from Northern Europe to the Caribbean during 2009, we have combined the other products and services segment with the other fresh produce segment in 2011 due to the relative size of the remaining operations. Prior year amounts have been reclassified to conform to the 2011 presentation.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 1,	April 2,
	2011	2010
Operating activities:
Net income	$56.0	$36.9
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	18.9	19.9
Amortization of debt issuance costs	0.6	0.5
Asset impairment charges	0.2	1.0
Gain on sales of property, plant and equipment	(0.1)	(0.3)
Foreign currency translation adjustment	1.7	(2.1)
Other changes	6.8	6.0
Changes in operating assets and liabilities:
Receivables	(51.1)	(41.4)
Inventories	3.4	(23.2)
Prepaid expenses and other current assets	0.2	(7.9)
Accounts payable and accrued expenses	30.5	40.6
Other noncurrent assets and liabilities	1.1	(3.3)
Net cash provided by operating activities	68.2	26.7

Investing activities:
Capital expenditures	(21.2)	(14.5)
Proceeds from sales of property, plant and equipment	0.4	2.1
Return of investment by an unconsolidated company	-	4.2
Net cash used in investing activities	(20.8)	(8.2)

Financing activities:
Net payments on long-term debt	(70.9)	(11.9)
Contributions from (distributions to) noncontrolling interests	(1.1)	0.9
Proceeds from stock options exercised	7.0	0.2
Repurchase of shares	-	(16.4)
Net cash used in financing activities	(65.0)	(27.2)

Effect of exchange rate changes on cash	3.7	5.6

Net decrease in cash and cash equivalents	(13.9)	(3.1)
Cash and cash equivalents, beginning	49.1	34.5
Cash and cash equivalents, ending	$35.2	$31.4

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	April 1,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$35.2	$49.1
Trade accounts receivable, net	372.8	313.8
Other accounts receivable, net	55.6	63.4
Inventories	405.6	410.4
Other current assets	40.0	44.6
Total current assets	909.2	881.3

Investment in and advances to unconsolidated companies	3.9	4.0
Property, plant and equipment, net	1,039.3	1,033.1
Goodwill	408.9	406.4
Other noncurrent assets	188.2	192.9
Total assets	$2,549.5	$2,517.7

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$360.3	$331.9
Current portion of long-term debt and capital lease obligations	6.9	5.3
Other current liabilities	40.0	30.3
Total current liabilities	407.2	367.5

Long-term debt and capital lease obligations	218.5	290.3
Other noncurrent liabilities	220.2	228.4
Total liabilities	845.9	886.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,678.3	1,607.2
Noncontrolling interests	25.3	24.3
Total shareholders' equity	1,703.6	1,631.5
Total liabilities and shareholders' equity	$2,549.5	$2,517.7

Selected Balance Sheet Data:
Working capital	$502.0	$513.8
Total debt	$225.4	$295.6

First Quarter 2011 Business Segment Performance

(As reported in business segment data)

The Company announced today, that given its phasing out of the Argentine grain and European third-party freight businesses, the Company has combined its other fresh produce and other products and services business segments into one segment titled other fresh produce due to the relative size of the remaining operations. Prior year amounts have been reclassified to conform to the 2011 presentation.

Bananas

Net sales increased 6% to $427.6 million for the quarter compared to the prior year first quarter, primarily the result of the significant improvement in banana pricing in the Company’s European region, along with higher sales volume in the Company’s North America and Asia regions. Volume was 3% lower, the result of industry-wide production shortages. Worldwide pricing increased $1.31, or 9%, to $15.28 per unit. Unit costs were in line with the prior year period. Gross profit increased by $33.1 million to $51.5 million, compared with $18.4 million in the first quarter of 2010.

Other Fresh Produce

Net sales for the quarter decreased 1% to $452.5 million compared to last year at this time. The decline in net sales was primarily the result of planned lower net sales in the Company’s melon product line and Argentine grain business. The decrease in net sales was partially offset by higher sales volume in the Company’s non-tropical product line, primarily the result of continued expansion in its avocado product line, along with higher net sales in its tomato product line. Gross profit decreased by $11.5 million to $55.1 million, compared with $66.6 million in the first quarter of 2010.

  Gold pineapple – Net sales decreased 2% to $122.1 million. Volume increased 4%. Pricing decreased 5%. Unit cost was 2% higher.
  Melon – Net sales decreased 33% to $52.0 million. Volume decreased 29%. Pricing decreased 5%. Unit cost was 5% lower.
  Fresh-cut – Net sales increased 6% to $78.8 million. Volume increased 3%. Pricing increased 2%. Unit cost was in line with the prior year period.
  Non-tropical – Net sales increased 16% to $119.9 million. Volume increased 27%. Pricing decreased 9%. Unit cost was in line with the prior year period.
  Tomato – Net sales increased 16% to $40.2 million. Volume increased 15%. Pricing was in line with the prior year period. Unit cost was 5% higher.

Prepared Food

Net sales increased 13% to $93.9 million during the first quarter from the prior year period. The increase in net sales was principally due to higher sales in the Company’s canned pineapple and processed meat product lines. Gross profit increased by $3.4 million to $16.2 million, compared with $12.8 million in the first quarter of 2010.

Cash Flows

Net cash provided by operating activities for the first three months of 2011 was $68.2 million, compared with $26.7 million in the same period of 2010. The increase was due to higher net income and lower inventory balances, partially offset by higher accounts receivable levels.

Total Debt

Total debt decreased from $295.6 million at the end of 2010 to $225.4 million at the end of the first quarter, a $70.2 million decrease.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the first quarter 2011 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACT:
Fresh Del Monte Produce Inc.
Christine Cannella, 305-520-8433
Assistant Vice President, Investor Relations
www.freshdelmonte.com